TO OUR SHAREHOLDERS

The events affecting our nation’s economy have lead to a period of extreme change in the financial landscape. Banking giants have been absorbed by others, and major Wall Street firms have disappeared. The Federal government has stepped in with the Economic Stabilization Bill designed to provide relief from the crisis. An immediate impact of this plan is increased insurance limits on deposit accounts, and we are pleased to see this benefit afforded our customers. In addition, while our financial results remain strong, our commitment to our customers’ needs and concerns led us to offer the Certificate of Deposit Account Registry Service (CDARS) in 2006. This program currently provides $50,000,000 of deposit insurance per customer on Certificates of Deposits placed in the CDARS program. Please contact our banking specialists for information on this program or any of your banking needs.

Total assets were slightly under $1.3 billion at quarter end. Loan growth has remained strong in 2008 as evidenced by the $53 million increase in the portfolio during the year. Funding for new loans has been derived from the $11 million of new deposits secured in 2008, and also from liquidity generated by sales of investment securities. In this manner, we have maintained the availability of our credit lines for future growth while improving the current performance of the company.

Net income was $4.3 million during the third quarter of 2008, an increase of $818,000, or 23%, over the previous three month period. Net interest income before the provision for credit losses improved $352,000 over the second quarter reflecting the benefits derived from balance sheet growth and the repricing of interest-sensitive assets and liabilities. Other income increased $718,000 compared to last quarter due to gains recognized on the sale of assets. For the first three quarters of the year, net income is now $12.0 million, an increase of $256,000 over the same period of last year. Our Return on Assets was 1.24% during the first three quarters of 2008 while our Return on Equity was 14.86%.

We are proud of our performance during this difficult period for our industry. We look forward to the end of the current economic downturn, but realize that today’s challenges present tomorrow’s opportunities. We will move forward with increased strength. Thank you for your continued support.